Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Form F-1, of SMX (Security Matters) Public Limited Company (the “Company”) of our report dated March 19, 2026, except for Note 26.5 and 26.6, as to which date is July 1, 2026, relating to the consolidated financial statements of the Company as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

July 29, 2026